Exhibit 99.1

Media Contact	Investor Relations
Tucker McNeil tel: +1 804.444.6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804.444.2556

MWV Elects Dr. Robert K. Beckler and Robert A. Feeser Executive Vice Presidents

RICHMOND, Va., January 28, 2014—MeadWestvaco Corporation (NYSE: MWV) today announced that its board of directors has elected Dr. Robert K. Beckler and Robert A. Feeser each to the position of executive vice president, effective immediately.

In his new role, Robert (Bob) Beckler will assume global commercial responsibilities, including leadership of the company’s three packaging segments: Food & Beverage; Home, Health & Beauty; and Industrial Packaging. In addition, he will be responsible for MWV’s Specialty Chemicals business, and will continue his oversight of the company’s strategy and business initiatives across Latin America.

“Bob Beckler has been a key leader in MWV’s most successful businesses over the past decade,” stated John A. Luke, Jr., chairman and chief executive officer. “He has implemented and driven an end-market focus in both Specialty Chemicals and MWV Rigesa – shaping global participation strategies that have led to profitable growth. Bob’s strategic vision and energetic leadership in this new role will be a critical factor in the success of our packaging business, including the recently-announced margin improvement actions he will lead over the coming months and beyond.”

Robert (Bob) A. Feeser will assume global operations responsibilities, including leadership of the company’s paperboard, primary plastics and folding carton operations around the world, as well as business support services, supply chain, engineering, and safety, health and environmental functions. He will also continue to lead the company’s strategy and business initiatives across Asia Pacific.

“Bob Feeser is a leader with keen judgment and extensive operational experience,” said Luke. “His work at MWV over the past many years has helped position our packaging business for success – especially shaping our participation in global paperboard end markets and improving the productivity of our large mills. Bob’s combination of industry experience, market knowledge and operating expertise in this new role will help us strengthen performance and improve profitability.”

James A. Buzzard, president, will be transitioning from the company following a distinguished career.

Beckler joined MWV in 1987, and held a variety of roles within the company’s Specialty Chemicals business, culminating in being named president, Specialty Chemicals, in 2007. In 2010, he was named president of MWV Rigesa, MWV’s Brazilian packaging subsidiary and in 2012, he was elected senior vice president. Beckler holds a Bachelor of Science degree in Chemistry from Duke University, and a Ph.D. in Chemical Engineering from the Georgia Institute of Technology.

Feeser joined MWV in 1987 and has held leadership roles in the company’s paper and paperboard sales and operations organizations. In 2002, he was named corporate vice president responsible for the integration of the company’s packaging businesses following the merger of Mead and Westvaco, and in 2004 was named president of the paperboard businesses and MWV Rigesa. In 2011, Feeser was named senior vice president and given responsibility for the company’s largest packaging segment, Food & Beverage. Feeser holds a Bachelor of Science degree in Chemical Engineering from Miami University, a Master of Science degree in Chemical Engineering from the University of Dayton, and a Master of Business Administration degree from Duke University.

About MWV

MeadWestvaco Corporation (NYSE:MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its development land holdings. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2004. Learn more at www.mwv.com.

2